EXHIBIT 10.4

ALLOS THERAPEUTICS, INC.

CHANGE OF CONTROL SEVERANCE BENEFIT SCHEDULE

Adopted: January 16, 2001

Amended and Restated: February 23, 2009

This Change of Control Severance Benefit Schedule (this “Schedule”) is made and adopted by the Board of Directors (the “Board”) of Allos Therapeutics, Inc. (the “Company) pursuant to the Company’s Severance Benefit Plan (the “Plan”).  The Company reserves the right to establish severance guidelines on an action-by-action basis.  This Schedule may be altered, amended or cancelled at any time in the sole discretion of the Company.  This Schedule supersedes and replaces all prior severance benefit schedules promulgated under the Plan related to terminations pursuant to a Change in Control (as defined herein).

As a condition to receiving any severance benefits hereunder, an Eligible Employee (as defined in the Plan) must sign a general release releasing the Company from all claims known or unknown that such Eligible Employee may have against the Company (the “Release”).  No benefits will be paid until the Company has received a signed Release.  The contents of the Release will vary, depending on the state in which the affected employee(s) resides, the age of the employee(s), and whether two or more employees are affected by the same action.  Consult with legal for the specific Release to be used.

Nothing contained in the Plan or this Schedule alters or amends employee’s status as an at-will employee.  As an at-will employee either the employee or the Company may terminate the employment relationship with or without cause, with or without notice.

DEFINITIONS

Change in Control.  For purposes of this Schedule, a “Change in Control” shall mean: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (d) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred.

Good Reason.  For purposes of this Schedule, “Good Reason” shall mean any one of the following events that occurs without the Eligible Employee’s consent on or after the commencement of the Eligible Employee’s employment provided that the Eligible Employee has first provided written notice to the Chief Executive Officer of the Company (or the surviving corporation, as applicable) of the occurrence of such event(s) within ninety (90) days of the first such occurrence and the Company (or surviving corporation) has not cured such event(s) within thirty (30) days after the Eligible Employee’s written notice is received by the Chief Executive Officer of the Company (or by the surviving corporation):  (i) a reduction of the Eligible Employee’s then existing annual salary base by more than ten percent (10%), unless the Eligible Employee accepts such reduction or such reduction is done in conjunction with similar reductions for similarly situated employees of the Company; (ii) any request by the Company (or any surviving or acquiring corporation) that the Eligible Employee relocate to a new principal base of operations that would increase the Eligible Employee’s one-way commute distance by more than thirty-five (35) miles from his then-principal base of operations, unless the Eligible Employee accepts such relocation opportunity; or (iii) if, following a Change in Control, the Eligible Employee’s benefits and responsibilities are materially reduced by comparison to the Eligible Employee’s benefits and responsibilities in effect immediately prior to such reduction.

Just Cause.  For purposes of this Schedule, “Just Cause” shall mean the occurrence of one or more of the following: (i) the Eligible Employee’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) the Eligible Employee’s participation in a fraud or act of dishonesty against the Company; (iii) the Eligible Employee’s intentional and material damage to the Company’s property; (iv) the Eligible Employee’s material breach of the Company’s written policies or the Eligible Employee’s Confidentiality and Inventions Assignment Agreement with the Company that is not remedied by the Eligible Employee within fourteen (14) days of written notice of such breach from the Company; or (v) conduct by the Eligible Employee that demonstrates the Eligible Employee’s gross unfitness to serve as an employee of the Company, as determined in the sole discretion of the Company’s Chief Executive Officer.  The Eligible Employee’s physical or mental disability or death shall not constitute Just Cause hereunder.

SEVERANCE BENEFITS:

In the event that the Company (or any surviving or acquiring corporation) terminates an Eligible Employee’s employment without Just Cause or the Eligible Employee resigns for Good Reason within two (2) month prior to or six (6) months following the effective date of a Change in Control (a “Change in Control Termination”), and upon the execution of a Release, the Eligible Employee shall be entitled to receive the following severance benefits:

Cash Severance:

Director and Above: If the Eligible Employee holds a position with the Company of director or above as of the first to occur of the effective date of the Change in Control or Change of Control Termination, the Company (or any surviving or acquiring corporation) shall pay the Eligible Employee a lump-sum cash payment in an amount equal to (i) six (6) months of the Eligible Employee’s base salary then in effect (excluding overtime and bonuses) plus an additional two (2) weeks base salary (excluding overtime and bonuses) for each twelve (12) months of continuous service with the Company, up to a maximum of fifty-two (52) weeks, plus (ii) the

Eligible Employee’s target bonus award for the year in which the Eligible Employee’s employment terminates, prorated through the date of the Change in Control Termination.  Eligible Employees who are entitled to severance under this paragraph with more than five (5) but fewer than twelve (12) full months of continuous service with the Company shall be deemed to be in continuous service with the Company for twelve (12) full months.

Below Director: If the Eligible Employee holds a position with the Company below director as of the first to occur of the effective date of the Change in Control or Change of Control Termination, the Company (or any surviving or acquiring corporation) shall pay the Eligible Employee a lump-sum cash payment in an amount equal to (i) three (3) months of the Eligible Employee’s base salary then in effect (excluding overtime and bonuses) plus an additional two (2) weeks base salary (excluding overtime and bonuses) for each twelve (12) months of continuous service with the Company, up to a maximum of fifty-two (52) weeks, plus (ii) the Eligible Employee’s target bonus award for the year in which the Eligible Employee’s employment terminates, prorated through the date of the Change in Control Termination.  Eligible Employees who are entitled to severance under this paragraph with more than five (5) but fewer than twelve (12) full months of continuous service with the Company shall be deemed to be in continuous service with the Company for twelve (12) full months.

Acceleration of Vesting: Notwithstanding anything to the contrary contained the Eligible Employee’s stock option or restricted stock grant agreements or the Company’s equity incentive plans, in the event the surviving or acquiring corporation in any Change in Control assumes the Eligible Employee’s stock options and/or restricted stock, as applicable, or substitutes similar stock options or stock awards for the Eligible Employee’s stock options and/or restricted stock, as applicable, in accordance with the terms of the Company’s equity incentive plans, then the vesting of all of the Eligible Employee’s stock options and/or restricted stock (or any substitute stock options or stock awards), as applicable, shall be accelerated in full.

Insurance Continuation: The Company (or any surviving or acquiring corporation) shall pay the premiums of the Eligible Employee’s group health insurance COBRA continuation coverage, including coverage for eligible dependents, for the number of weeks that are used to determine the amount of the Eligible Employee’s cash severance in accordance with the provisions above (but not including the Eligible Employee’s pro-rata target bonus award for the year in the Eligible Employee’s employment terminates); provided, however, that (i) the Company (or any surviving or acquiring corporation) shall pay premiums for the Eligible Employee’s eligible dependents only for coverage for which those eligible dependents who were enrolled immediately prior to the Change in Control Termination and (ii) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon the Eligible Employee’s eligibility for comparable group health insurance provided by a new employer of the Eligible Employee.  For purposes of COBRA, the COBRA period will begin upon the effective date of the Change in Control Termination.  No insurance premium payments will be made by the Company (or any surviving or acquiring corporation) following the effective date of the Eligible Employee’s coverage by a health insurance plan of a subsequent employer.  The Eligible Employee shall immediately notify the Plan Administrator upon obtaining employment pursuant to which he or she is employed on the average of thirty (30) hours or more each week.

Outplacement Assistance:  The Eligible Employee will be eligible to participate in an outplacement assistance program to be selected by the Company (or any surviving or acquiring corporation).